Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Neil Berkman, Investor Relations, 310-826-5051, nberkman@berkmanassoc.com

Larry Gerdes, CEO, 678-808-0600, larry.gerdes@trcr.com

Lance Cornell, CFO, 678-808-0600, lance.cornell@trcr.com

October 28, 2009

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS 52% REVENUE GROWTH AND 24%

NET INCOME GROWTH FOR THE THIRD QUARTER OF 2009

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), the third largest provider of medical transcription services to the U.S. healthcare market, today announced its unaudited results for the third quarter and nine months ended September 30, 2009.

Third Quarter Results

Revenue for the third quarter of 2009 increased 52% to $18,491,000 compared to $12,161,000 for the third quarter of 2008. Medical Dictation Services, Inc. (“MDSI”), which was acquired by Transcend on August 31, 2009, contributed revenue of $1,240,000 for the quarter. Excluding revenue from the Company’s three 2009 acquisitions, revenue increased 17% in the third quarter compared to the same period last year. Net income for the third quarter of 2009 increased 24% to $1,835,000, or $0.20 per diluted share, which included costs of $144,000, or $0.01 per share, related to the MDSI acquisition and the termination of the Company’s previous financing arrangements. This compares to net income for the third quarter of 2008 of $1,484,000, or $0.17 per diluted share.

“MDSI had a negligible impact on earnings per share in the third quarter due to acquisition transaction costs and the fact that we only recorded one month of results, but we fully expect it to be accretive to earnings beginning in the fourth quarter. We estimate that our three 2009 acquisitions together contributed approximately $.04 to third quarter 2009 diluted earnings per share,” said Chief Executive Officer Larry Gerdes.

Gross profit for the third quarter of 2009 increased 46% to $6,574,000, or 36% of revenue, compared to $4,518,000, or 37% of revenue, for the third quarter of 2008. Operating expenses increased 62% to $3,595,000, or 19% of revenue, compared to $2,221,000, or 18% of revenue, for the third quarter of 2008.

Operating income for the third quarter of 2009 increased 30% to $2,979,000, or 16% of revenue, compared to $2,297,000, or 19% of revenue, for the third quarter of 2008. Operating income as a percentage of revenue was affected by the $144,000 of costs mentioned above, increased implementation and support costs related to acquisition integration, and a decrease in the percentage of total revenue that was processed on Transcend’s speech recognition-enabled BeyondTXT transcription platform in the third quarter of 2009 versus the same period in 2008 due to the addition of non-BeyondTXT revenue from the three acquisitions completed in 2009.

“As per our integration plan, we expect operating income margins from our acquired businesses to be lower than our overall operating income margins until we gradually migrate a portion of the acquired business to our BeyondTXT platform, continue to expand our use of speech recognition technology, and increase offshore processing,” Gerdes said.

Transcend ended the third quarter of 2009 with $7,216,000 of cash and cash equivalents on hand. During the third quarter, the Company borrowed $7,000,000 on a new credit facility and used $9,310,000 of cash to acquire MDSI. Adjusted to include MDSI on a pro forma basis, the Company had 39 days of sales outstanding in accounts receivable as of September 30, 2009 (or 40 days excluding MDSI).

Nine Month Results

Results for the first nine months of 2009 include the post-acquisition operations of MDSI, TRS and DeVenture, which were acquired by Transcend on August 31, April 1 and January 1, 2009, respectively.

For the nine months ended September 30, 2009, revenue increased 40% to $50,387,000 compared to $35,863,000 for the first nine months of 2008. Excluding revenue from the Company’s three 2009 acquisitions, revenue increased 16% for the first nine months of 2009 compared to the same period last year. The gross profit margin was 36% for both periods. Operating income for this year’s first nine months increased 25% to $8,347,000 compared to $6,664,000 for the same period last year. Net income for the first nine months of 2009 increased 21% to $5,169,000, or $0.58 per diluted share, compared to $4,279,000, or $0.49 per diluted share, for the first nine months of 2008. The Company’s three 2009 acquisitions together contributed approximately $.07 to earnings per share for the nine months ended September 30, 2009.

Operations Review and Outlook

Mr. Gerdes continued, “Three milestone events occurred during the third quarter. First, the acquisition of MDSI added a business generating over $14 million of revenue per year as of the acquisition date and brought a wonderful group of customers and employees to Transcend. Second, we signed a five-year single-source agreement with Health Management Associates (“HMA”) to expand our services from the 45 hospitals we already serve to all 56 HMA hospitals. Finally, we promoted Sue McGrogan to President of Transcend in addition to her previous role as Chief Operating Officer. Sue deserves much of the credit for the customer-centric culture that has been fundamental to Transcend’s success over the last several years.”

Leo Cooper, Executive Vice President of Sales and Marketing, added, “During the third quarter we closed sales that we estimate will generate between $3.5 million and $4.4 million of annual revenue once fully implemented. This includes between $1.6 million and $2.0 million of incremental revenue related to the HMA agreement. While our sales in the past have predominantly been to individual hospitals, in the future we believe that more purchasing decisions will be made at the group level. Because of our reputation for service excellence, we believe we are well-positioned to compete successfully for this hospital system business.”

Sue McGrogan, President and Chief Operating Officer said, “We now expect a 95% retention rate for 2009, versus the 92% rate we estimated last quarter. The reason is that in September we lost a large customer to a small competitor based on price. The customer had such severe problems with the new transcription firm that they quickly decided to terminate their agreement and return to Transcend. Our relationship with this customer is now stronger than ever. Experiences like this are why we are committed first and foremost to providing the best service in the industry.”

Lance Cornell, Chief Financial Officer, stated, “For each of our acquisitions, we first complete the organizational and back-office integration, then work to improve margins by migrating as much of the customer base as possible to our BeyondTXT platform. Both of these phases of the DeVenture integration are complete. The first phase of the TRS integration is complete, and the second phase will continue over the next several quarters. We expect to complete the first phase of the MDSI integration in the first quarter of 2010, with the second phase stretching throughout 2010.”

Mr. Gerdes concluded, “Based on annualized September revenue, Transcend’s annual revenue run rate reached a record $84.1 million, which does not include the impact of recent sales. Our team has proven that it can manage rapid growth while continuing to deliver excellent service to our customers. Our success was recently recognized by Forbes, which ranked Transcend the 6th best performing small public company in the U.S. based on one and five-year sales growth, earnings per share growth and return on equity. I want to thank our employees for making our company so successful and our customers for placing their trust in Transcend.”

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on October 28, 2009 at 11:00 a.m. ET. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 33661006 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 33661006 from two hours after the completion time of the conference call until midnight on November 4, 2009.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing. For more information, visit http://www.transcendservices.com.

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, extraordinary expenses, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, challenges encountered in integrating acquired businesses, increased regulatory burdens, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, adverse general economic conditions, and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and rounded to the nearest thousand, except earnings per share)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenue	$18,491,000	$12,161,000	$50,387,000	$35,863,000
Direct costs	11,917,000	7,643,000	32,355,000	22,788,000

Gross profit	6,574,000	4,518,000	18,032,000	13,075,000

Operating expenses:
Sales and marketing	391,000	309,000	1,244,000	798,000
Research and development	382,000	230,000	1,115,000	763,000
General and administrative	2,465,000	1,474,000	6,405,000	4,245,000
Depreciation and amortization	357,000	208,000	921,000	605,000

Total operating expenses	3,595,000	2,221,000	9,685,000	6,411,000

Operating income	2,979,000	2,297,000	8,347,000	6,664,000
Interest and other expense(income), net	116,000	(13,000)	177,000	3,000

Income before income taxes	2,863,000	2,310,000	8,170,000	6,661,000
Income taxes	1,028,000	826,000	3,001,000	2,382,000

Net income	$1,835,000	$1,484,000	$5,169,000	$4,279,000

Basic earnings per share:
Net earnings per share	$0.21	$0.18	$0.61	$0.51

Weighted average shares outstanding	8,586,000	8,448,000	8,513,000	8,448,000

Diluted earnings per share:
Net earnings per share	$0.20	$0.17	$0.58	$0.49

Weighted average shares outstanding	9,071,000	8,835,000	8,902,000	8,822,000

TRANSCEND SERVICES, INC.

BALANCE SHEETS

(Rounded to the nearest thousand)

	September 30, 2009 (unaudited)	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,216,000	$12,282,000
Accounts receivable, net of allowance for doubtful accounts of $113,000 and $99,000 at September 30, 2009 and December 31, 2008, respectively	8,855,000	5,929,000
Deferred income tax, net	546,000	288,000
Prepaid income tax	141,000	—
Prepaid expenses and other current assets	264,000	332,000

Total current assets	17,022,000	18,831,000

Property and equipment, net	1,841,000	1,684,000
Intangible assets, net	29,365,000	4,982,000
Deferred income tax, net	—	519,000
Other assets	229,000	79,000

Total assets	$48,457,000	$26,095,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,017,000	$981,000
Accrued compensation and benefits	2,829,000	1,704,000
Revolving promissory note	—	4,000
Amounts payable to related parties	4,000,000	—
Promissory notes payable	1,455,000	477,000
Other accrued liabilities	1,419,000	672,000

Total current liabilities	10,720,000	3,838,000
Long term liabilities:
Promissory notes payable	5,600,000	238,000
Deferred income tax, net	1,134,000	—
Other liabilities	165,000	169,000

Total long term liabilities	6,899,000	407,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at September 30, 2009 and December 31, 2008	—	—
Common stock, $0.05 par value; 15,000,000 shares authorized at September 30, 2009 and December 31, 2008; 8,727,000 and 8,451,000 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	433,000	423,000
Additional paid-in capital	34,248,000	30,439,000
Retained deficit	(3,843,000)	(9,012,000)

Total stockholders’ equity	30,838,000	21,850,000

Total liabilities and stockholders’ equity	$48,457,000	$26,095,000